EXHIBIT 10.2

Ben Taylor

_________________

_________________

September 20, 2020

Dear Mr. Taylor,

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you (“Consultant” or “you”), agrees to provide certain services to Tyme Technologies, Inc., a Delaware corporation, and its affiliates (collectively, the “Company”).

1.  SERVICES.

1.1

Following your resignation from the Company as President and Chief Financial Officer effective September 30, 2020, the Company wishes to engage you to provide transition services relating to your resignation as well as financing and strategic consultation services (collectively, the “Services”), during and throughout the Term. Such Services shall be rendered upon the reasonable request of Company.

   1.2  The Company engages you, and you hereby accept such engagement, as an independent contractor to provide Services to the Company on the terms and conditions set forth in this Agreement.

    1.3  You have the right to make non-binding recommendations to the Company regarding the scope of the Services, but the Company shall have no obligation to follow or implement in whole or part such recommendations. The Company shall not control the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.

    1.4  You shall furnish, at your own expense, all supplies and documentation necessary to perform the Services.

    1.5  To the extent you perform any Services on the Company’s premises or using the Company’s resources, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety.

2.  TERM. The term of this Agreement shall commence as of October 1, 2020 for a period of two (2) months unless earlier terminated in accordance with Section 8 (the “Term”).

3.  FEES AND EXPENSES.

    3.1  As full compensation for the Services and in consideration of the Release granted to the Company in this Agreement, the Company shall pay you $30,000 per month (or such portion thereof if this Agreement is terminated prior to the end of the Term).

    3.2  You are solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses, unless pre-approved by Company.

4.  RELATIONSHIP OF THE PARTIES.

    4.1  You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

    4.2  Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5.  CONFIDENTIALITY.

    5.1  You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates, or their suppliers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, shall be subject to the terms and conditions of this clause. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

    5.2  Confidential Information shall not include information that:

(a)  is or becomes generally available to the public other than through your breach of this Agreement; or

(b)  is communicated to you by a third party that had no confidentiality obligations with respect to such information.

    5.3  Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You agree to promptly provide written notice of any such order to an authorized officer of the Company after receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.  REPRESENTATIONS AND WARRANTIES.

    6.1  You represent and warrant to the Company that:

(a)  you have the right to enter into this Agreement, to grant the rights granted herein (on behalf of yourself and all Affiliates, Associates and immediate family members, as such terms are defined in Section 7 below) and to perform fully all of your obligations in this Agreement, including all obligations in Section 7 hereto;

(b)  by entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement or arrangement to which you are subject;

(c)  you have the required skill, experience, and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)  you shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;

     6.2  The Company hereby represents and warrants to you that:

(a)  it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)  the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7.  RELEASE. In exchange for the consideration provided in this Agreement, you, on behalf of yourself and your Affiliates, Associates (each as defined in Section 405 of the Securities Act of 1933) and their immediate family members (as defined in the instructions to Item 404(a) under Regulation S-K) irrevocably and unconditionally fully and forever waive, release, and discharge the Company and its officers, directors and agents from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever (collectively, "Claims"), whether known or unknown, from the beginning of time to the date of this Agreement (the "Release"). For the avoidance of doubt, the parties confirm that nothing in this Section 7 shall be construed to prevent you from defending any Claims that may be brought against you in the future.

8.  TERMINATION.

    8.1   The Company may terminate this Agreement effective immediately at any time for any or no reason. You may terminate this Agreement, effective immediately upon written notice to the Company, if the Company materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Company does not cure such breach within 10 calendar days after receipt of written notice of such breach.

    8.2 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall promptly after such expiration or termination:

(a)  deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;

(b)  permanently erase all of the Confidential Information from your computer systems; and

(c)  certify in writing to the Company that you have complied with the requirements of this clause.

   8.3 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 9 and Section 10 shall survive the expiration or termination of this Agreement.

9.  ASSIGNMENT. You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

10.  MISCELLANEOUS.

   10.1  You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

   10.2  All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

   10.3  This Agreement, together with any related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. For the avoidance of doubt, the post-employment provisions of the Amended Letter Agreement, dated July 30, 2018, between the Consultant and the Company, as well as any equity compensation award agreements applicable to outstanding stock option awards shall remain in effect as provided for therein.

    10.4  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

    10.5  This Agreement and all related documents and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New Jersey.

    10.6  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

    10.7   This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

TYME TECHNOLOGIES, INC.

By: /s/ James Biehl

Name:James Biehl

Title:Chief Legal Officer

ACCEPTED AND AGREED:

BEN TAYLOR

/s/ Ben Taylor